News Release


UNISYS


Media Contact:
Elizabeth Douglass, 215-986-6583 elizabeth.douglass@unisys.com
Jackie Lewis, 215-986-5204 jacqueline.lewis@unisys.com



Investor Contact:
Jim Kerr, 215-986-5795 jim.kerr@unisys.com


UNISYS EXPECTS TO REPORT A LOSS FOR FOURTH QUARTER OF 2004

BLUE BELL, PA, JANUARY 11, 2005 - Unisys Corporation (NYSE: UIS) said today that, based on preliminary, unaudited results for the quarter, it expects to
report a loss of 7 - 10 cents per share for the fourth quarter of 2004.   This
compares to previous expectations of earnings per share of between 27 - 31 cents. The major items impacting the company's expected fourth-quarter 2004 results are:

    * Unisys will record a pretax, non-cash impairment charge of approximately $120 million, or 25 cents per share, to write off contract-related capitalized assets associated with a previously discussed challenging outsourcing operation;

    * The company indicated that approximately 8 cents per share of the earnings shortfall was caused by the revenue recognition treatment on a large, complex, multi-element contract signed in December. Unisys had anticipated that revenue on the hardware and operating system software elements of this contract would be recognized in the fourth quarter as equipment was delivered and accepted and as software licenses began. However, upon review of the final contract, it was determined that the appropriate accounting would be to recognize revenue on a month-to-month basis over the five-year term of the contract. The company noted that the timing of revenue recognition on this contract has no impact on expected revenue, profit, or cash flows to the company over the contract term;

    * The company will record an after-tax benefit of about $25 million, or 8 cents per share, principally due to the favorable settlement of income tax audit issues in the quarter.

Revenue for the fourth quarter of 2004 is expected to be in the $1.52 - $1.53 billion range, a decrease of approximately 7% from the prior-year quarter. Services revenue is expected to be down slightly from year-ago levels. Technology revenue, which was anticipated to be up year-over-year, is now expected to decline about 20% from year-ago levels, principally due to the revenue treatment on the large, multi-element contract.

The company expects full-year 2004 free cash flow (operational cash flow reduced by capital expenditures) of more than $30 million, compared to previous expectations of more than $50 million of free cash flow.

"We are disappointed by our fourth-quarter results, which came in below our expectations," said Unisys President and CEO Joseph W. McGrath. "As we finalize the results and complete our business reviews, we will provide further details on the quarter when we report our actual results. We remain confident in our value-added strategy and are committed to delivering against our financial objectives for 2005."

McGrath said the company has not changed its previous outlook for non-GAAP full-year 2005 earnings per share.

These fourth-quarter 2004 results are preliminary, subject to the completion of year-end closing.

Unisys said it will release its final fourth-quarter 2004 results on Tuesday, January 25 before the opening of trading on the New York Stock Exchange. Following the release on January 25, the company will hold a conference call with the financial community from 8:15 - 9:15 a.m. Eastern Time to discuss the results. The company will offer a live, listen-only Webcast of the conference call via a link on the Unisys Investor Web site at www.unisys.com/investor. A replay of the Webcast will be available on the Unisys Investor Web site shortly following the conference call.

ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. Our people combine expertise in consulting, systems integration, outsourcing, infrastructure and server technology with precision thinking and relentless execution to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release regarding the company's financial outlook are based in part on the company's assumptions for the economy. Risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's product and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the degree of market acceptance of the company's high-end enterprise servers; the company's ability to maintain tight cost controls; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic reports as filed with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

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RELEASE NO: 0111/8486
http://www.unisys.com/about__unisys/news_a_events/01118486.htm

Unisys is a registered trademark of Unisys Corporation.